Exhibit 3.239

CERTIFICATE OF INCORPORATION

OF

ORION MINES, INC.

1. The name of the corporation is ORION MINES, INC.

2. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000); and the par value of each of such shares is One Dollar ($1.00), amounting in the aggregate to One Thousand Dollars ($1,000.00).

5. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS

S. S. Simpson	100 West Tenth Street Wilmington, Delaware 19801

K. L. Husfelt	100 West Tenth Street Wilmington, Delaware 19801

G. J. Coyle	100 West Tenth Street Wilmington, Delaware 19801

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation. To authorize and cause to be executed mortgages and lien upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from acting, whether or not he or they constitute a quorum, may unanimously appoint mother member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all, papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an Agreement of Merger or Consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and, unless the resolution or by-laws, expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorise the issuance of stock.

When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good .will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of th corporation.

8. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, ‘do make this certificate, hereby dellaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this llth day of April, 1977.

/s/ S. S. Simpson

S. S. Simpson

/s/ K. L. Husfelt

K. L. Husfelt

/s/ G. J. Coyle

G. J. Coyle

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Darius Gold Mine Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY

FIRST: That the Board of Directors of said corporation, by unanimous written consent, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Darius Gold Mine Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

The name of the corporation is Riverview Terminal Company.

SECOND: that in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, said Darius Gold Mine Inc. has caused this certificate to be signed by James C. Severn, its Vice President and Assistant Secretary, this 11th day of April, 2001.

Darius Gold Mine Inc.

By: /s/ James C. Sevem

      Vice President and Secretary